Exhibit A


                              Column A           Column B

                              Shares of New      Warrants to pur-
           Name of            Company Common     chase New Company
           Stockholder        Stock Owned (#)    Common Stock Held (#)

           JLL                    4,817,086              912,689

           TSG                    1,406,250               33,750

           Argosy                 1,250,000               30,000

           Chase                    625,000*              15,000**

           Nomura                  468,750                11,250

          ___________________
          *    Includes 74,513 shares of non-voting New Company
               Common Stock.

          **   Consists of Warrants to purchase non-voting New
               Company Common Stock.